Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES CLOSING OF REFINANCING

TRANSACTIONS

Uncasville, CT, October 14, 2016 – The Mohegan Tribal Gaming Authority, or the Authority, the owner of Mohegan Sun in Uncasville, Connecticut, and Mohegan Sun Pocono in Wilkes-Barre, Pennsylvania, announced today the closing of its previously announced refinancing transactions, including the following:

Senior Notes Offering

On October 14, 2016, the Authority closed its previously announced private placement of $500 million of 7.875% senior notes due 2024 (the “New Notes”) issued pursuant to an Indenture, dated as of the date hereof, among the Authority, as issuer, the Mohegan Tribe of Indians of Connecticut (the “Tribe”), the guarantors party thereto, and U.S. Bank National Association, as trustee.

The Authority applied the net proceeds from the issuance of the New Notes, together with borrowings under the Authority’s new senior secured credit facilities described below, to (i) finance the repayment, repurchase and redemption of certain of the Authority’s previously outstanding indebtedness, including, but not limited to, its secured credit facilities, its 9.75% senior notes due 2021 (the “2021 Notes”), its 11% senior subordinated notes due 2018 (the “2018 Notes” and together with the 2021 Notes, the “Existing Notes”) and its floating rate notes due 2017, and (ii) pay related fees and expenses.

New Senior Secured Credit Facilities

The Authority also announced today that it has entered into a Credit Agreement by and among the Authority, the Tribe, Citizens Bank, N.A., as Administrative Agent, and certain lenders, providing for $1,400 million in new senior secured credit facilities, comprised of a $170 million senior secured revolving credit facility, a $445 million senior secured term loan A facility, and a $785 million senior secured term loan B facility.

The Authority applied the net proceeds from the new senior secured credit facilities, together with net proceeds from the New Notes, to finance the repayment, repurchase and redemption of the indebtedness described above and to pay related fees and expenses.

Tender Offer; Redemption and Satisfaction and Discharge of Existing Notes

The Authority also announced today that, using net proceeds from the New Notes and borrowings under the Authority’s new senior secured credit facilities, the Authority (i) settled its previously announced tender offers for the 2021 Notes and 2018 Notes (the “Tender Offers”) with respect to all notes tendered into such offers prior to 5:00 p.m., New York City time, on October 13, 2016 (all of which were tendered at or prior to the early tender deadline of 5:00 p.m., New York City time, on September 30, 2016) and (ii) satisfied and discharged its obligations under the respective indentures governing the Existing Notes, including by depositing with U.S. Bank National Association, as trustee for each of the 2018 Notes and the 2021 Notes (the “Existing Notes Trustee”), funds sufficient to redeem the Existing Notes not tendered in the Tender Offers and calling such untendered Existing Notes for redemption, in accordance with the satisfaction and discharge provisions of such indentures. The Authority directed the Existing Notes Trustee to apply the deposited funds to effect the redemption of each series of Existing Notes on November 14, 2016.

Prepayment of Floating Rate Notes due 2017 and Prepayment and Termination of Existing Secured Credit Facilities

The Authority also announced today that it has (x) prepaid its floating rate notes due 2017 issued pursuant to a note purchase agreement dated November 20, 2015 and (y) prepaid all amounts outstanding under, and terminated, its secured credit facilities previously outstanding pursuant to a loan agreement dated November 19, 2013.

This press release is for informational purposes only and does not constitute a notice of redemption under the redemption provisions of the Existing Notes Indentures, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, or the Tribe, a federally-recognized Indian tribe with an approximately 595-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive authority to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex located on an approximately 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun Pocono, a gaming and entertainment facility located on an approximately 400-acre site in Plains Township, Pennsylvania, and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in southern New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, 100,000 square feet of retail space, including The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the 1,200-room luxury Sky Hotel Tower. Mohegan Sun Pocono operates in an approximately 400,000 square-foot facility, offering traditional slot machines and table games, live harness racing and simulcast and off-track wagering, a 238-room hotel, 20,000 square feet of meeting and convention space, several dining and retail options and a bus passenger lounge.

Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2015, as well as in the Authority’s other reports and filings with the Securities and Exchange Commission. Any forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure that projected results or events will be achieved or will occur.

Contacts:

Robert J. Soper

Chief Executive Officer

Mohegan Tribal Gaming Authority

(860) 862-8000

Mario C. Kontomerkos

Chief Financial Officer

Mohegan Tribal Gaming Authority

(860) 862-8000